                                                                    EXHIBIT 12.2


         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                                         HISTORICAL                                           PRO FORMA
                               ------------------------------------------------------------------   -----------------------------
                                   Nine Months
                                     Ended                                            January 10,    Nine Months
                                  September 30,        Year Ended December 31,       1994 through      Ended         Year Ended
                               ------------------   ----------------------------     December 31,   September 30,    December 31,
                                 1998      1997       1997      1996      1995          1994            1998             1997
                               --------   -------   --------   -------   -------        ------        --------         --------
Earnings (1)                   $ 51,203   $20,649   $ 29,535   $15,740   $14,988        $7,702        $ 51,542         $111,720

 Fixed charges:
   Interest expense              56,756    33,359     51,385    24,802    13,322         1,576          90,080           96,400
   Capitalized interest           2,074       751      1,300       821       113            29           2,074            1,300
   Preferred stock dividends     16,320       846      2,315        --     5,169         3,114          30,914           41,174
                               --------   -------   --------   -------   -------        ------        --------         --------

     Total fixed charges (A)     75,150    34,956     55,000    25,623    18,604         4,719         123,068          138,874
                               --------   -------   --------   -------   -------        ------        --------         --------

 Earnings before fixed
   charges (2)(B)              $107,959   $54,008   $ 80,920   $40,542   $28,310        $9,278        $141,622         $208,120
                               ========   =======   ========   =======   =======        ======        ========         ========

Ratio of earnings to fixed
  charges (B divided by A)      1.4:1.0   1.5:1.0    1.5:1.0   1.6:1.0   1.5:1.0       2.0:1.0         1.2:1.0          1.5:1.0
                                =======   =======    =======   =======   =======       =======         =======          =======


AIMCO PREDECESSORS

                                                                        HISTORICAL
                                                                ----------------------------
                                                                 January 1,      Year ended
                                                                1994 through    December 31,
                                                                July 28, 1994       1993
                                                                -------------   ------------
Historical:
   Income (loss) before extraordinary item and income taxes        $(1,463)        $  627
  Fixed charges:
    Interest expense                                                 4,214          3,510
    Capitalized interest                                                --             --
    Preferred stock dividends (3)                                       --             --
                                                                   -------         ------

      Total fixed charges (A)                                        4,214          3,510
                                                                   -------         ------

  Earnings before fixed charges (1)(B)                             $ 2,751         $4,137
                                                                   =======         ======

Ratio of earnings to fixed charges (B divided by A)                  (4)          1.2:1.0
                                                                   =======        =======


----------------

(1) Earnings represents pretax income before Minority Interest in Operating Partnership and minority interest in other partnership. Equity in earnings of unconsolidated subsidiaries and partnerships is included in earnings only to the extent of dividends and distributions received.

(2) Earnings before fixed charges excludes capitalized interest and preferred stock dividends.

(3) The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1992 through July 28, 1994.

(4) Earnings for the period January 1, 1994 through July 28, 1994 were inadequate to cover fixed charges. The deficiency for the period was $1,463.